Exhibit 99.1

The ONE Group Announces Fourth Quarter and Fiscal Year 2016 Results

New York, NY – March 30, 2017– The ONE Group Hospitality, Inc. (“The ONE Group”) (NASDAQ: STKS), today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Highlights for the fourth quarter ended December 31, 2016 were as follows:

•	The fourth quarter marked our eleventh consecutive quarter of revenue growth;

•	Owned unit net revenues increased 7.0% to $18.0 million;

•	Management and incentive fee revenue increased 35.2% to $2.4 million;

•	Total GAAP revenue increased 9.7% to $20.4 million;

•	Total food and beverage sales at owned and managed units* increased 5.6% to $44.0 million;

•	Adjusted EBITDA was $1.5 million for the quarter compared to $2.0 million in the prior year fourth quarter; and **

•	GAAP net loss attributable to The ONE Group Hospitality, Inc. for the quarter was $16.1 million ($0.64 loss per share) after taking into consideration the full non-cash valuation allowance for deferred tax assets of $12.7 million ($0.51 loss per share), a non-cash tax provision adjustment of $1.2 million ($0.05 loss per share), transaction costs of $788,000 ($0.03 loss per share) and lease termination costs of $433,000 ($0.02 loss per share) compared to GAAP net income of $1.6 million ($0.07 income per share) for the same period last year after taking into consideration a non-cash tax benefit adjustment of $3.6 million ($0.14 income per share), impairment charge of $3.0 million ($0.12 loss per share), derivative income of $2.2 million ($0.09 income per share) and transactions costs of $1.2 million ($0.05 loss per share).

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation and losses from discontinued operations and certain transactional costs. For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group noted, “2016 was a challenging year for both the restaurant industry and The ONE Group. In this increasingly challenging environment, we undertook a strategic review of our operations and made changes within our business to target success for 2017 and beyond. The internal review we conducted did not just focus on in store performance and costs but also covered G&A, our deal pipeline and the general performance of all stores. As a result we have initiated changes in our restaurant portfolio, increased our marketing efforts, modified our deal pipeline, and right sized our G&A.”

Segal continued, “Looking ahead to 2017, I am delighted to say that our increased marketing efforts have paid off and our sales have begun to rebound. We are very pleased with our brands performance at the two new STKs, STK Toronto and STK Denver. Throughout 2017, we will continue to focus our development primarily on management and license deals, which are designed to require a lower capital investment, while producing high margin EBITDA royalty streams. Our development pipeline remains robust with four new international licensed deals schedule to open this year. We believe that we now have the right structure, team and strategies in place to enable us to drive our brand forward and create long term value for all shareholders.”

Fourth Quarter 2016 Financial Results

Total owned unit net revenues increased 7.0% to $18.0 million in the fourth quarter of 2016 compared to $16.8 million in the fourth quarter of 2015. The increase was primarily due to the opening of the STK in Orlando and was partially offset by a decline in comparable sales from owned units.

Comparable sales from owned STK units decreased 7.0% for the quarter. Comparable sales from owned and managed STK units decreased 6.0% for the quarter. We believe that the decrease in same store sales was driven by a range of factors, including a decline in tourism in our core markets, a reduction in event and business dining as well as the uncertainty surrounding the Presidential election in November.

Management and incentive fee revenues increased 35.2% to $2.4 million in the fourth quarter of 2016 compared to $1.8 million in the fourth quarter of 2015. The increase was driven by an increase in management and incentive fees at the ME Hotel in London and Milan as well as the STK in Toronto which opened at the end of September 2016. This was partially offset by a slight decrease in management and incentive fees at our STK in Las Vegas.

Total food and beverage sales at owned and managed units increased 5.6% to $44.0 million compared to $41.7 million in the fourth quarter of 2015.

Adjusted EBITDA for the fourth quarter of 2016 was $1.5 million compared to adjusted EBITDA of $2.0 million in the fourth quarter of 2015. Adjusted EBITDA for 2016 includes the addback of approximately $12.7 million for establishing a valuation allowance for our deferred tax asset.

GAAP net loss attributable to The ONE Group Hospitality, Inc. for the quarter was $16.1 million ($0.64 loss per share) after taking into consideration the full non-cash valuation allowance for deferred tax assets of $12.7 million ($0.51 loss per share), a non-cash tax provision adjustment of $1.2 million ($0.05 loss per share), transaction costs of $788,000 ($0.03 loss per share) and lease termination costs of $433,000 ($0.02 loss per share) compared to GAAP net income of $1.6 million ($0.07 income per share) for the same period last year after taking into consideration a non-cash tax benefit adjustment of $3.6 million ($0.14 income per share), impairment charge of $3.0 million ($0.12 loss per share), derivative income of $2.2 million ($0.09 income per share) and transactions costs of $1.2 million ($0.05 loss per share).

Adjusted net loss for the quarter was $2.0 million ($0.08 loss per share) and includes a non-cash tax provision adjustment of $1.2 million ($0.05 loss per share), compared to adjusted net income of $4.4 million ($0.18 income per share) and includes a non-cash tax benefit adjustment of $3.6 million ($0.14 income per share), in the fourth quarter of 2015. ***

*** Adjusted net income, a non-GAAP measure, represents net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses and stock based compensation. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Development Update

OWNED STK UNITS

2016 Openings

STK Orlando

2017 Opening

STK Denver

Projected 2017

STK San Diego

MANAGED UNITS

2016 Openings

STK Miami (at the ME Hotel)

ME Miami- Food and Beverage Services

San Diego Rooftop

STK Toronto

LICENSED UNITS

2016 Opening

STK Ibiza

Projected 2017

STK Puerto Rico

STK Beach Puerto Rico

STK Dubai

STK Beach Dubai

STK Doha

Conference Call

The Company will host a conference call to discuss fourth quarter 2016 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 201-493-6780; the passcode is 13654846. The replay will be available until April 30th, 2017.

About The ONE Group

The ONE Group (NASDAQ:STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and Europe. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. For example, the statements related to the exploration of strategic alternatives and the potential results therefrom and the statements related to our strategic review of our operations targeting sources for 2017 and beyond are forward-looking. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) in the case of our exploration of strategic alternatives, our ability to identify and consummate a strategic transaction more enhancing of long-term stockholder value than continuing to execute our current strategy; (4) in the case of our strategic review of operations, our ability to successfully improve performance and cost, realize the benefits of our marketing efforts, and achieve improved results as we focus on developing new management and license deals; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed on March 31, 2017.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Results of Operations (in thousands, except share and per share data)

The following table sets forth certain statements of operations and comprehensive income data for the periods indicated:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenues:
Owned unit net revenues	$17,968.2	$16,791.4	$63,948.4	$52,610.2
Management and incentive fee revenue	2,445.6	1,809.0	8,465.6	7,921.6
Total revenue	20,413.8	18,600.4	72,414.0	60,531.8

Cost and expenses:
Owned operating expenses:
Food and beverage costs	4,492.1	4,146.0	15,919.4	13,228.2
Unit operating expenses	11,545.4	10,372.9	41,208.9	34,271.4
General and administrative, net	2,993.9	3,063.5	11,172.8	10,711.0
Depreciation and amortization	819.0	571.5	2,647.3	2,191.5
Impairment loss	95.8	2,975.7	95.8	2,975.7
Management and royalty fees	-	(7.7)	-	39.3
Pre-opening expenses	1,512.7	866.4	5,993.8	5,265.6
Lease termination expenses	433.3	-	433.3	-
Transaction costs	788.3	1,218.2	1,293.3	1,724.4
Equity in income of investee companies	(182.2)	(310.4)	(674.3)	(1,038.9)
Derivative income	-	(2,224.0)	(100.0)	(6,141.0)
Interest expense (income), net of interest income	186.9	34.4	464.2	30.4
Other income, net	(173.5)	(36.1)	(46.5)	(513.0)

Total cost and expenses	22,511.7	20,670.4	78,408.0	62,744.6

Loss from continuing operations before provision (benefit) for income taxes	(2,097.9)	(2,070.0)	(5,994.0)	(2,212.8)

Provision (benefit) for income taxes	13,937.2	(3,697.0)	10,369.9	(9,316.5)

(Loss) income from continuing operations	(16,035.1)	1,627.0	(16,363.9)	7,103.7

Loss from discontinued operations, net of taxes	(93.4)	(26.4)	(92.1)	(2.5)

Net (loss) income	(16,128.5)	1,600.6	(16,456.0)	7,101.2
Less: net income (loss) attributable to noncontrolling interest	20.4	(46.5)	232.6	170.5

Net (loss) income attributable to THE ONE GROUP	$(16,148.9)	$1,647.1	$(16,688.6)	$6,930.7
Amounts attributable to THE ONE GROUP:
(Loss) income from continuing operations	$(16,055.5)	$1,673.5	$(16,596.5)	$6,933.2
Loss from discontinued operations, net of taxes	(93.4)	(26.4)	(92.1)	(2.5)
Net (loss) income attributable to THE ONE GROUP	$(16,148.9)	$1,647.1	$(16,688.6)	$6,930.7

Net (loss) income attributable to THE ONE GROUP	$(16,148.9)	$1,647.1	$(16,688.6)	$6,930.7
Other comprehensive loss
Currency translation adjustment	(973.0)	72.1	(1,123.6)	(189.7)

Comprehensive (loss) income	$(17,121.9)	$1,719.2	$(17,812.2)	$6,741.0

Net (loss) income per share attributable to THE ONE GROUP	$(0.64)	$0.07	$(0.67)	$0.28
Shares outstanding - basic and diluted	25,050,628	24,972,515	25,078,113	24,960,295

CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$1,597.8	$1,841.9
Accounts receivable, net	4,959.8	4,063.5
Inventory	1,308.9	1,152.1
Other current assets	1,811.8	3,559.0
Due from related parties, net	415.8	1,337.4
Total current assets	10,094.1	11,953.9

Property & equipment, net	36,815.2	27,952.3
Investments	3,065.6	2,910.4
Deferred tax assets	51.0	10,093.7
Other assets	661.9	691.5
Security deposits	2,203.8	2,444.5
Total assets	$52,891.6	$56,046.3

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdraft	$679.9	$973.8
Long term debt, current portion	3,153.7	2,680.1
Accounts payable	3,761.8	2,501.6
Accrued expenses	5,549.6	4,635.6
Deferred license revenue	110.0	55.0
Derivative liability	-	100.0
Deferred revenue	612.6	204.0
Total current liabilities	13,867.6	11,150.1

Long term debt, net of current portion	13,167.9	9,956.7
Deferred license revenue, long-term	1,109.6	1,044.5
Due to related parties, long-term	1,197.4	-
Deferred rent payable	16,170.6	14,290.0
Total liabilities	45,513.1	36,441.3

Stockholders’ equity	8,079.6	20,285.7
Noncontrolling interest	(701.1)	(680.7)
Total stockholders’ equity including noncontrolling interest	7,378.5	19,605.0

Total Liabilities and Stockholders’ Equity	$52,891.6	$56,046.3

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Owned Unit Net Revenues (a)	$17,968.2	$16,791.4	$63,948.4	$52,610.2
Management and Incentive Fee Revenue	2,445.6	1,809.0	8,465.6	7,921.6
GAAP Revenues	20,413.8	18,600.4	72,414.0	60,531.8

Food and Beverage Sales from Managed Units (a)	26,034.4	24,863.8	93,255.8	92,035.7

Total Food and Beverage sales at Owned and Managed Units	$44,002.6	$41,655.2	$157,204.2	$144,645.9

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations (and certain transactional costs, in the case of the third quarter 2016). Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to adjusted EBITDA for the periods indicated (in thousands):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ADJUSTED EBITDA:
Net (loss) income attributable to THE ONE GROUP	$(16,148.9)	$1,647.1	$(16,688.6)	$6,930.7
Net income (loss) attributable to noncontrolling interest	20.4	(46.5)	232.6	170.5
Net (loss) income	(16,128.5)	1,600.6	(16,456.0)	7,101.2
Interest expense (income), net of interest income	186.9	34.4	464.2	30.4
Provision (benefit) for income taxes	13,937.2	(3,697.0)	10,369.9	(9,316.5)
Depreciation and amortization	819.0	571.5	2,647.3	2,191.5
Impairment loss	95.8	2,975.7	95.8	2,975.7
Deferred rent (1)	(249.8)	652.3	(657.2)	1,227.6
Pre-opening expenses	1,512.7	866.4	5,993.8	5,265.6
Lease termination expenses	433.3	-	433.3	-
Transaction costs	788.3	1,218.2	1,293.3	1,724.4
Loss from discontinued operations	93.4	26.4	92.1	2.5
Derivative income	-	(2,224.0)	(100.0)	(6,141.0)
Stock based compensation	114.6	144.8	838.0	811.6

ADJUSTED EBITDA	1,602.9	2,169.3	5,014.5	5,873.0

Non-controlling ADJUSTED EBITDA	64.0	196.5	490.8	684.8

THE ONE GROUP ADJUSTED EBITDA	$1,538.9	$1,972.8	$4,523.7	$5,188.2

(1) Deferred rent is included in occupancy expense on the statement of operations and comprehensive income.

Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses, and stock based compensation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ADJUSTED NET INCOME:

Net (loss) income attributable to THE ONE GROUP	$(16,148.9)	$1,647.1	$(16,688.6)	$6,930.7
Net income (loss) attributable to noncontrolling interest	20.4	(46.5)	232.6	170.5
Net (loss) income	(16,128.5)	1,600.6	(16,456.0)	7,101.2
Transaction costs	788.3	1,218.2	1,293.3	1,724.4
Loss from discontinued operations	93.4	26.4	92.1	2.5
Impairment loss	95.8	2,975.7	95.8	2,975.7
Derivative income	-	(2,224.0)	(100.0)	(6,141.0)
Lease termination expenses	433.3	-	433.3	-
Stock based compensation	114.6	144.8	838.0	811.6
Establishment (reversal) of deferred tax allowance	12,659.7	829.2	12,659.7	(4,716.2)

Adjusted net loss	(1,943.4)	4,570.9	(1,143.8)	1,758.2

Non-controlling adjusted net income	20.4	135.9	232.6	352.9

THE ONE GROUP adjusted net (loss) income	$(1,963.8)	$4,435.0	$(1,376.4)	$1,405.4

Adjusted net loss per share - Basic and diluted	$(0.08)	$0.18	$(0.05)	$0.06
Shares outstanding - basic and diluted	25,050,628	24,972,515	25,078,113	24,960,295

Investor Contact:

Michelle Michalski, ICR

(646)277-1224